March 29, 1996

Signal Apparel Company Inc.
Manufacturer's Road
Chattanooga, Tennessee

Gentlemen:

     The June 1, 1992 Agreement between Joan Vass Inc.
("Vass") and you ("Signal") by which Signal is granted a license to use the "Joan Vass u.s.a" trademark and Vass' designs in connection with the manufacture and sale of certain men's and women's garments more particularly described therein (the "License
Agreement") by its terms expires May 31, 1996 (the
"Termination Date").  The designs for the final
"Collection" - Summer 1996 - provided under the License
Agreement have been delivered by Vass. Vass and Signal have been discussing an interim extension of the License Agreement to cover the Fall 1996 Season (June
1, 1996 - August 31, 1996) and Holiday 1996 Season
(September 1, 1996 - November 30, 1996) pending the effort of parties to work out the terms of a long term extension of the License Agreement.

     Signal at present is in default of the License
Agreement in that the Royalty payment for the Contract
Year quarter ended November 30, 1995 was not made on the due date thereof, December 29, 1995, and continued to remain partially unpaid through this date.
Nonetheless, Vass is willing to enter into this letter agreement providing for a conditional interim extension of the Termination Date upon the conditions hereinafter set forth:

     1.  In the event the following conditions
precedent shall all have been satisfied, the Termination Date shall on May 31, 1996 be deemed extended to November 30, 1996 (subject to the provisions of Section 4.2 of the License Agreement dealing with payment of Royalties and of Section 9 of the License Agreement dealing with the "Disposal
Period" following the Termination Date of the License
Agreement, modified as provided in Paragraph 4 of this letter agreement).

          a.  Signal shall pay the balance of $78,697
currently due to Vass for the November 30, 1995 Royalty payment, in full upon execution of this Agreement, together with interest as provided in Schedule "A" hereto attached. Such payment shall be made by wire transfer in accordance with wire transfer instructions set forth in Schedule "B" hereto attached.

          b.  On or before execution of this letter
agreement, Signal shall furnish schedule confirming payment in full of the expenses of Vass' November 1995
Fashion Show and shall pay or have paid the sum of $25,000 to Vass to cover the expense of Vass' April
1996 Fashion Show, to be held at Vass' showroom.
Notwithstanding the provisions of Section 4.5(c)(iv) of the License Agreement, the composition of garments included in the Fashion Show shall be at Vass' sole discretion, but shall be consistent with past practices concerning the composition of garments.

          c.  Signal shall make payment of the
following obligations as specified, payment to Vass to be made by wire transfer pursuant to the instructions set forth in Schedule "B":

DATE OF PAYMENT              OBLIGATION TO BE PAID
Upon Execution               Payment to Vass of Royalty
                             computed pursuant to  4.1
                             of the License Agreement
                             upon all "Net Sales"
                             ( 4.6) of Joan Vass
                             u.s.a. ("u.s.a.") garments
                             between December 1, 1995
                             and February 29, 1996, in
                             the sum of $189,547.

Upon Execution               Payment to Vass of the sum
                             of $62,500, plus interest
                             thereon at 10.5% from
                             March 1, 1996 to date of
                             payment.

April 30, 1996               Payment to Vass of Royalty
                             on Net Sales of u.s.a.
                             garments in the month of
                             March 1996

May 30, 1996                 Payment to Vass of Royalty
                             on net Sales of u.s.a.
                             garments in the month of
                             April 1996

          d.  In addition to the foregoing payments,
(i) no uncured event of default specified in Section 10 of the License Agreement shall be in effect as at May
31, 1996, and (ii) as at May 31, 1996, no proceeding by or against Signal shall be pending under the Bankruptcy
Code.

     In the event any one or more of the foregoing conditions precedent shall have not been complied with, the conditional interim extension of the Termination Date shall be of no force and effect and the License
Agreement shall expire according to its terms on May
31, 1996 (subject to the post-termination provisions of Sections 4.2 and 9 of the License Agreement, modified as provided in Paragraph 4 of this letter agreement).

     2. In the event that the License Agreement shall not have terminated on May 31, 1996, and Signal has complied with the provisions of Paragraph 1 of this letter on the dates and in the manner specified, then and only then the Term of the License Agreement shall be deemed extended to November 30, 1996 with the same force and effect as if the Termination Date originally set forth in the License Agreement had been November
30, 1996, subject, however, to the satisfaction of the following conditions subsequent:

          a.  Signal shall make payment of the
following obligations to Vass on the dates specified, by wire transfer pursuant to the instructions set forth in Schedule "B":

DATE OF PAYMENT                OBLIGATION TO BE PAID
June 1, 1996                   Payment of the sum of
                               $62,500

June 30, 1996                  Payment of Royalty on
                               Net Sales of u.s.a.
                               garments between March
                               1, 1996 and May 31,
                               1996, in excess of the
                               payments scheduled to be
                               made April 30, 1995 and
                               May 30, 1996


July 30, 1996                  Payment of Royalty on
                               Net Sales of u.s.a.
                               garments in the month of
                               June 1996

August 30, 1996                Payment of Royalty on
                               Net Sales of u.s.a.
                               garments in the month of
                               July 1996

September 1, 1996              Payment of the sum of
                               $62,500

September 30, 1996             Payments of Royalty on
                               Net Sales of u.s.a.
                               garments between June 1,
                               1996 and August 30,
                               1996, in excess of the
                               payments scheduled to be
                               made July 30, 1996 and
                               August 30, 1996

October 30, 1996               Payment of Royalty on
                               Net Sales of u.s.a.
                               garments in the month of
                               September 1996

November 30, 1996              Payment of Royalty on
                               Net Sales of u.s.a.
                               garments in the month of
                               October 1996

          b.  In addition to the foregoing payments,
Signal shall not have failed to cure any event of default specified in Section 10 of the License
Agreement within the grace periods provided.

     In the event of the breach of any one or more of the foregoing conditions subsequent, the License
Agreement shall forthwith terminate with the same force and effect as if the date on which the breach occurred had been the date originally set forth in the License
Agreement as the Termination Date (subject to the post-termination provisions of Section 4.2 and 9 of the License Agreement, modified as provided in Paragraph 4 of this letter agreement).


     3. The parties recognize that in order that prototypes of Joan Vass u.s.a. garments for Fall 1996 be available to permit Signal to manufacture sales samples for Fall selling in a timely fashion, it was necessary that Vass work on the development of the Fall
1996 prototypes for Vass' Fall 1996 designs at Signal's
Heritage facility in Marion, South Carolina. Vass has heretofore undertaken the development of the prototypes for Fall 1996 in the absence of an applicable license agreement and shall continue such work subject to this letter agreement upon the following conditions:

          a.  Signal acknowledges that Vass' designs
for Fall 1996 and Holiday 1996 are and at all times shall be and remain the property of Vass.

          b.  All prototypes, patterns and
specification sheets for Fall 1996 and Holiday 1996 garments developed by Vass and Signal (Heritage) shall at all times be and remain the property of Vass. Upon the termination of the License Agreement, the same shall be delivered to Vass at its offices in New York within five (5) days of Vass' written demand therefor.
Vass shall be responsible for the expense of shipping and shall have the option to credit Signal for such shipping expense and the direct expense of preparation of the prototypes, patterns and specification sheets against the amounts due and to come due to it as Royalties under the License Agreement.

          c. The provisions of Section 4.5(a) and (o) shall not be applicable during the period from June 1, 1996 to November 30, 1996; except that Signal shall continue the program of cooperative advertising for Fall 1996 and Holiday 1996 of u.s.a. garments customarily offered by it during the Term of the License Agreement to Signal customers.

          d.  So long as Signal is in compliance with
the License Agreement and the terms of this letter agreement, Signal shall be entitled to offer for sale and accept any orders for Fall or Holiday 1996 garments without further approval of Vass.

          e.  Upon termination of the License
Agreement, (i) Vass shall have the option to purchase all Fall and/or Holiday 1996 samples manufactured by it to Vass at Signal's (Heritage's) direct cost; (ii) Vass shall have the option to purchase at Signal's
(Heritage's) cost all inventoried yarns and other materials and accessories, allocated to u.s.a. garments and (iii) Vass shall also have the option to assume any yarn contracts held by Signal (Heritage) allocated to u.s.a. garments.

     Such options shall be exercised by Vass by written notice following the termination of the License
Agreement given within twenty days (20) after receipt of notice from


Signal (Heritage) of the (a) inventory of samples available for Vass' purchase and Signal's (Heritage's) cost, (b) inventory of yarn, other materials and accessories available for Vass' purchase and Signal's
(Heritage's) cost and (c) a description of the yarn contracts held by Heritage which Vass may assume. Vass shall also have the option to make any payment required to be made by credit against the amounts due and to come due to it as Royalties under the License
Agreement.

     4.  The applicability of the provisions of Section
9 of the License Agreement are conditioned upon timely compliance by Signal with the provisions of Section 4.2 of the License Agreement governing the payment of Royalties during the Disposal Period as well as payment on December 30, 1996 of Royalty on Net Sales of u.s.a.
garments between September 1, 1996 and November 30,
1996 in excess of the payments scheduled to be made
October 30, 1996 and November 30, 1996. If Signal shall fail to make the required payment in full when due, the provisions of Section 9 of the License
Agreement shall be deemed null and void, and Signal shall forthwith cease all further work on Vass garments
(with or without u.s.a. label) in progress and shall not sell or offer for sale any Vass garment (with or without u.s.a. label) so long as the default in payment of the Royalty continues.


     5. It shall also be a condition of the extension of the License Agreement that Signal shall restore the monthly retainer for Sara Vass public relations services contracted for pursuant to Section 4.5(e) of the License Agreement to $3,500 per month retroactive to January 1, 1996 and shall make such monthly payment for each month of the period of extension of the Termination Date. Payment to Sara Vass of $3,000 upon the execution of this letter agreement and payment of the sum of $3,500 to Sara Vass on or before the third business day of April and May 1996 shall be further conditions precedent pursuant to Paragraph 1 hereof.
Payment of the full retainer on or before the third business day of each month commencing June 1996 and continuing for the balance of the Term of the License
Agreement shall be conditions subsequent, in default of which the License Agreement shall terminate as provided in Paragraph 2 hereof. Payment of the $3,000 due upon the execution of this letter agreement shall be wired to Sara Vass c/o Rose & Boxer, as provided in Schedule
"B".

     6. This letter agreement shall not be deemed delivered by Vass until the funds required to be wired to Vass and Sara Vass upon execution of this letter agreement have been received in the escrow account specified in Schedule "B".


     Please signify your consent to and approval of the foregoing by signing at the foot hereof.

                               Very truly yours,

                               JOAN VASS INC.

                               By /S/ Joan Vass
                                  --------------------
                                  Joan Vass, President

Consented to and Agreed

SIGNAL APPAREL COMPANY INC.

By /s/ Robert Powell
   ------------------
   Vice President